UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMPEX CORPORATION
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1228 Douglas Avenue

Redwood City, California 94063

April 13, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Ampex Corporation, to be held at the Westin St. Francis Hotel, located at 335 Powell Street, San Francisco, California  94102, on Friday, May 18, 2007 at 10:00 a.m.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of 2007 Annual Meeting of Stockholders and proxy statement.  A proxy card, as well as a copy of the Company’s 2006 Annual Report, is included with the proxy statement.  These materials are being sent to stockholders on or about April 13, 2007.

It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend.  Accordingly, please take a moment now to complete, sign, date and mail the enclosed proxy card.

We look forward to seeing you at the Meeting.

Sincerely,

/s/ D. GORDON STRICKLAND
D. Gordon Strickland
Chief Executive Officer and President

1228 Douglas Avenue
Redwood City, California 94063

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Ampex Corporation, a Delaware corporation (the “Company”), will be held at the Westin St. Francis Hotel, located at 335 Powell Street, San Francisco, California  94102, on Friday, May 18, 2007 at 10:00 a.m. for the following purposes:

1.	To elect two Class I directors to serve until the 2010 Annual Meeting of Stockholders.

2.	To vote on a proposal to ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on March 21, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  If you are not a holder of record but hold your shares in a brokerage account in the broker’s name or through a bank or other nominee (i.e., in “street name”), and you plan to attend the Annual Meeting, you will be asked to provide proof of beneficial ownership as of the Record Date, such as a recent bank or brokerage account statement, a copy of the voter instruction form provided by your bank, broker or nominee, or similar evidence of ownership.

Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By Order of the Board of Directors

/s/ D. GORDON STRICKLAND
D. Gordon Strickland
Chief Executive Officer and President

Redwood City, California

April 13, 2007

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

AMPEX CORPORATION

PROXY STATEMENT

April 13, 2007

The Board of Directors of Ampex Corporation, a Delaware corporation (referred to throughout this proxy statement as “Ampex,” the “Company,” “we” or “our”), is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders to be held at the Westin St. Francis Hotel, located at 335 Powell Street, San Francisco, California  94102, on Friday, May 18, 2007 at 10:00 a.m. (the “2007 Annual Meeting” or the “Meeting”).  Only holders of record of our Class A Common Stock, $0.01 par value per share (“Class A Stock”), at the close of business on March 21, 2007 will be entitled to vote.  This proxy statement and the accompanying proxy card or voter instruction form were first mailed to stockholders on or about April 13, 2007.  An Annual Report containing all the information specified under the applicable rules of the Securities and Exchange Commission (the “SEC”) was mailed to each stockholder concurrently with a copy of this proxy statement.

VOTING RIGHTS

Only holders of record of our Class A Stock at the close of business on March 21, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the 2007 Annual Meeting.  At the close of business on the Record Date, there were 3,849,348 shares of Class A Stock outstanding and entitled to vote, and no shares held in treasury.  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A Stock entitled to vote at the Meeting (1,924,675 shares) will constitute a quorum for the transaction of business.  On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, each holder of Class A Stock will be entitled to one vote for each share held as of the Record Date.  Directors will be elected by a plurality of the votes cast in the election of directors.  Shares of Class A Stock may not be voted cumulatively for the election of directors.  Approval of Proposal No. 2 will require the affirmative vote of the holders of a majority of the shares of Class A Stock present, in person or by proxy, and entitled to vote at the Meeting.

If you properly sign and return the enclosed proxy card, your shares represented thereby will be voted.  If you specify in the proxy card how your shares are to be voted, they will be voted as specified.  If you do not specify how your shares are to be voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors.  The Board’s recommendations are set forth below the description of each proposal in this proxy statement.  In summary, the Board recommends a vote:

•                  for our nominees for election to the Board (see Proposal No. 1); and

•                  for ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal 2007 (see Proposal No. 2).

All of the foregoing matters have been proposed by Ampex, and none of them are related to or conditioned on the approval of any other matters.  With respect to any other matters that properly come before the Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you are not a holder of record of Class A Stock but you hold your shares in street name, you are considered the beneficial owner of our Class A Stock and these proxy materials are being forwarded to you, together with a voter instruction form, by your bank, broker or nominee, as the case may be. As a beneficial owner, you have the right to direct your bank, broker or nominee how to vote your shares and you are also invited to attend the Meeting.  Please refer to the voter instruction form provided to you by your bank, broker or nominee for instructions on directing the record holder how to vote your shares.

If you wish to vote your shares in person at the Meeting, you must obtain a “legal proxy” from the bank, broker or nominee that holds your shares, issued in your name, which gives you the right to vote the shares at the  Meeting.  Please contact your bank, broker or nominee for information on how to obtain a legal proxy.

Our transfer agent will tabulate all votes cast.  Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of directors).  Brokerage firms, banks and other nominees have authority to vote their customers’ unvoted shares on some “routine” matters.  We believe that Proposal 1 and Proposal 2 are routine matters.  If you are a beneficial owner of Class A Stock and you hold your shares in street name, and you don’t vote your shares, the nominee may exercise discretion to vote your shares for or against a routine proposal or to leave your shares unvoted.  If the nominee entitled to vote your shares leaves them unvoted or does not have discretionary voting authority to vote on a specific proposal, it is called a “broker non-vote.”  A broker non-vote will be counted as present in determining whether a quorum exists, but will be disregarded in determining whether a proposal has been approved.

SOLICITATION AND REVOCABILITY OF PROXIES

Ampex is soliciting proxies in the enclosed form, and will pay the expenses of soliciting such proxies.  Following the original mailing of the proxies and other soliciting materials, Ampex and/or its agents may also solicit proxies by mail, Internet, telephone, telegraph, facsimile or in person.  We do not currently expect that we will retain a proxy solicitation firm.  Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders of our Class A Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Class A Stock and to request authority for the exercise of proxies.  In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

If you are a holder of record and you sign a proxy in the form accompanying this proxy statement, you will have the power to revoke it prior to the 2007 Annual Meeting, or at the Meeting prior to the vote pursuant to the proxy.  You may revoke your proxy by: (i) delivering a written notice to the Company stating that the proxy is revoked; (ii) executing a subsequent proxy in the same name and presenting it at the Meeting; or (iii) attending the Meeting and voting in person.  If your shares are held of record by a bank, broker or other nominee (i.e., in “street name”), you may change your vote by submitting a new voter instruction form to your bank, broker or nominee or, if you have obtained a legal proxy from the record holder giving you the right to vote your shares, by attending the 2007Annual Meeting and voting in person.

COMPANY BACKGROUND

Ampex is a leading innovator and licensor of visual information technology.  During our 62-year history, we have developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images.  We currently hold approximately 450 patents and patent applications covering digital image-processing, digital image compression and recording technologies.  We leverage our investment in technology through our corporate licensing division, which licenses our patents to manufacturers of consumer electronics products.  Through our wholly-owned subsidiary, Ampex Data Systems Corporation (“Data Systems”), we also incorporate this technology in the design and manufacture of very high performance data storage products, principally used in defense applications to gather digital images and other data from aircraft, satellites and submarines.  These products are also used in flight and sensor test applications.

We have two business segments, which we refer to as our Recorders segment and our Licensing segment.  Our Recorders segment primarily includes the sale and service of data acquisition and instrumentation recorders (which record data and images, rather than computer information), and to a lesser extent mass data storage products, all of which are made by our manufacturing subsidiary, Data Systems.  Our Licensing segment involves the licensing of our intellectual property to manufacturers of consumer digital video products through our corporate licensing division.

We incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944.  References to “Ampex,” the “Company,” “we” or “our” include subsidiaries and predecessors of Ampex Corporation, unless the context indicates otherwise.

PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS

Background

On February 16, 2007, the Company’s former Chairman and Chief Executive Officer, Edward J. Bramson, resigned all of his positions as an officer and director of the Company, and the Board of Directors elected D. Gordon Strickland as the Company’s Chief Executive Officer, President and a director.  On the same date, William A. Stoltzfus, Jr. advised the Board that he would not seek re-election as a director at the 2007 Annual Meeting, but would continue to serve as a director until that time.

In connection with these changes, the Company expanded the size of its Board from five to seven, adding a director in each of Class I and Class II (increasing the size of those classes to three and two, respectively) until the 2007 Annual Meeting, and thereafter decreasing the size of the Board to six, automatically eliminating the third directorship in Class I.  In February 2007, the Board elected Mr. Strickland to serve as a Class I director to replace Mr. Bramson, and elected Ned S. Goldstein to serve as a Class I director to fill the newly created position in that class.  In March 2007, the Board elected Alain C. Briançon to serve as a Class II director to fill the newly created position in that class.  Accordingly, the number of directors currently comprising our full Board of Directors is seven, divided into three classes, designated Class I, Class II and Class III.  There are currently three Class I directors (Messrs. Strickland, Goldstein and Stoltzfus), two Class II directors (Messrs. Briançon and McClure), and two Class III directors (Messrs. McKibben and Slusser).

On the date of our 2007 Annual Meeting, the number of directors comprising our full Board will be reduced to six, as described above, and the number of directors in Class I will be reduced to two.  The Class I directors to be elected at the 2007 Annual Meeting of Stockholders (Messrs. Strickland and Goldstein) will each serve for three-year terms that will expire at the 2010 Annual Meeting of Stockholders.  The Class II director who was elected at the 2005 Annual Meeting (Mr. McClure) and the Class II director who was elected in March 2007 (Dr. Briançon) will serve until the 2008 Annual Meeting of Stockholders.  The Class III directors (Messrs. McKibben and Slusser) who were elected at the 2006 Annual Meeting of Stockholders will serve until the 2009 Annual Meeting of Stockholders.  A director may not be removed from office before the expiration of his elected term except for cause, and only with the approval of the holders of a least 80% of the Company’s voting stock.

Each of the Class I director nominees, Messrs. Strickland and Goldstein, was nominated for reelection as a Class I director by our Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee.  (See “Board and Committee Meetings — Nominating and Corporate Governance Committee,” below.)  Following the 2007 Annual Meeting, we will have two Class I directors, two Class II directors and two Class III directors constituting the full Board.

Election of Class I Directors

At the 2007 Annual Meeting, stockholders will elect two Class I directors who will hold office until the 2010 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier resignation, removal for cause or death.  The Class I directors will be elected by a plurality vote of the holders of Class A Stock represented and voting at the Meeting.  Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by our management, unless the proxy is marked in such a manner as to withhold authority to so vote.  If a nominee for any reason is unable to serve or for good cause will not serve, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for the substitute nominee designated by the Board.  We are not aware that our nominees will be unable to, or for good cause will not, serve as directors.

Directors/Nominees

Certain information concerning our nominees for election as Class I directors and our incumbent directors who will continue to serve after the 2007 Annual Meeting, is set forth below.

Name of Director	Age	Principal Occupation	Director
			Since
Class I Directors/Nominees:

D. Gordon Strickland(1)	60	Director, Chief Executive Officer and President of the Company	2007

Ned S. Goldstein(2)	51	President and Managing Director, M-CAM, Inc.; Attorney	2007

Class II Directors:

Alain C. Briançon(3)	47	Chief Technology Officer, NTERA, Inc.	2007

Douglas T. McClure, Jr. (3)	54	Partner, G.C. Andersen Partners, LLC	1995

Class III Directors:

Craig L. McKibben(1)	56	Director, Vice President, Chief Financial Officer and Treasurer of the Company	1992

Peter Slusser(3)	77	President and Chief Executive Officer, Slusser Associates, Inc.	1992

(1)             Member of Executive Committee.

(2)             Member of Compensation Committee, Nominating and Corporate Governance Committee, Stock Incentive Plan Committee and Stock Bonus Plan Committee.

(3)             Member of Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Stock Incentive Plan Committee and Stock Bonus Plan Committee.

Class I Directors/Nominees

D. Gordon Strickland is our Chief Executive Officer and President.  He has been an officer and director of Ampex since February 16, 2007.  He also serves as non-executive chairman of Medical Resources, an operator of diagnostic imaging centers, a position he has held since December 2006.  Prior to joining Ampex, Mr. Strickland served as chairman of Medical Resources from 1997 to December 2006, and as its chief executive officer from May 2004 to December 2006.  From 2003 to 2004, he served as chief executive officer and president of MCSi, Inc., an integrator of audio/visual and broadcast systems. Mr. Strickland’s responsibilities at MCSi included overseeing the reorganization of MCSi prior to and during its filing under federal bankruptcy laws in August 2003. Mr. Strickland also served as chief executive officer and president of Capitol Wire, Inc., an internet-based news and information service, from 1999 to 2002.  He currently serves as senior advisor to Hancock Capital Management, an affiliate of John Hancock Life Insurance Company, and as a director of Outlook Group, a privately held specialty printing company.

Ned S. Goldstein was elected as a director of Ampex on February 16, 2007.  Mr. Goldstein is currently President and a director of M-CAM, Inc., a company specializing in intellectual property finance and monetization, having served in those capacities since February 1, 2007 and 1999, respectively.  He served as general counsel of M-CAM from 2003 to 2007.  He also served as an executive vice president, general counsel and secretary of Stone Canyon Entertainment Corp., an operator of mobile amusement parks, from December 2004 to January 2007, and currently serves as its general counsel.  Mr. Goldstein is also a managing partner of DreamTeam Entertainment Group, a theatrical production company, a position he has held since its inception in November 2003.  From 2000 to June 2003, he served as executive vice president, general counsel and secretary of Key3Media Group, Inc. (“Key3Media”), an owner and operator of information technology tradeshows and conferences.  Key3Media filed for bankruptcy under Chapter 11 of the federal bankruptcy laws in February 2003.  Mr. Goldstein was recommended for election as an Ampex director by ValueVest High Concentration Master Fund, Ltd. (“ValueVest”), which holds approximately 13.6% of our outstanding Class A Stock, according to ValueVest’s Schedule 13D/A filed with the SEC on March 21, 2007.  ValueVest has entered into an agreement with M-CAM, Inc. (“M-CAM”), pursuant to which M-CAM has advised ValueVest with respect to its investment in Ampex, and both parties may enter into future transactions with Ampex in order to seek to  maximize the value of our intellectual property portfolio.

Class II Directors

Alain C. Briançon has been a director of Ampex since March 5, 2007. Dr. Briançon is currently the chief technology officer of NTERA, Inc., a position he has held since 2005.  NTERA is a venture capital-backed company which is involved in the design and commercialization of state-of-the-art digital displays.  From 2001 to 2005, Dr. Briançon served as the CTO of InterDigital Communications Corporation, a leading technology licensing company to cellular and other wireless markets.  He held senior technology positions at Motorola, Inc. from 1995 to 2000.

Douglas T. McClure, Jr., has been a director of Ampex since February 1995.  Mr. McClure has been a partner with G. C. Andersen Partners, LLC, a merchant banking firm, since January 2002.  Prior to that, he was a managing director of The Private Merchant Banking Company, a position he held since February 1996.  From 1992 to 1994, he was a managing director of New Street Capital Corporation, a merchant banking firm, and from 1987 to 1992, he was a managing director of Drexel Burnham Lambert Incorporated.

Class III Directors

Craig L. McKibben is Vice President, Chief Financial Officer and Treasurer of Ampex.  Mr. McKibben has been an officer and a director of Ampex and our predecessors since 1989.  He also serves in the following capacities with our other subsidiaries:  as vice president and treasurer of Ampex Data Systems Corporation, as director, vice president and treasurer of Ampex Holdings Corporation, and as director, president and chief financial officer of Ampex Finance Corporation.  Mr. McKibben is an officer and director of Sherborne Holdings Incorporated and Sherborne & Company Incorporated. These entities, which are private investment holding companies, may be deemed to be our affiliates.  He is also a member of Sherborne Investors GP, LLC and Sherborne Investors Management GP, LLC (together, “Sherborne Investors”), each of which is engaged primarily in the business of serving as general partner of the general partner or managing member, and investment manager, respectively, of certain securities investment funds.  From 1983 to 1989, he was a partner at the firm of Coopers & Lybrand L.L.P., a predecessor of PricewaterhouseCoopers LLP, independent public accountants.

Peter Slusser has been a director of Ampex since March 1992.  Since July 1988, Mr. Slusser has been the president and chief executive officer of Slusser Associates, Inc., a private investment banking company.  From December 1975 to March 1988, he was managing director and head of mergers and acquisitions for PaineWebber Incorporated.  Mr. Slusser currently serves as a director of Sparton Corporation, an undersea defense products and electronics contract manufacturer, and a director and audit committee member of Unigene Laboratories, Inc., a biopharmaceutical company engaged in the research, innovation and delivery of small proteins for medical use.

The Board recommends a vote FOR the election of D. Gordon Strickland and Ned S. Goldstein as Class I directors.

Corporate Governance

In August 2005, our Board of Directors adopted the Company’s Corporate Governance Guidelines in an effort to assist our directors in fully understanding and effectively implementing their functions while assuring our ongoing commitment to the highest possible standards of corporate conduct and compliance.  A copy of the Corporate Governance Guidelines is available on our website at www.ampex.com.  The Corporate Governance Guidelines provide a framework for the Company’s corporate governance and address, among other things, the role of our Board of Directors and the qualifications and independence of our directors, the responsibilities of our directors and the governance of our Board committees.  We have structured our corporate governance to conform to the requirements of the NASDAQ Stock Market LLC (“Nasdaq”), the stock exchange on which our Class A Stock is listed.

The Board, through its Nominating and Corporate Governance Committee, periodically reviews the Corporate Governance Guidelines and general corporate governance developments, and makes recommendations for improvement in order to achieve our goals of sustaining the highest standards of ethical and efficient corporate governance and conduct.

Director Independence

Under Nasdaq rules, our Board of Directors must be comprised of a majority of independent directors that satisfy the standards set forth in those rules.  Our Board reviews the qualifications of each of our Board members, including the level of independence of each individual director, at least annually, as required by our Corporate Governance Guidelines.

The Corporate Governance Guidelines also require each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent, as defined in the Nasdaq rules, to satisfy the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to be a “non-employee” director, as defined in Rule 16b-3 of the Exchange Act.  Under the Corporate Governance Guidelines, a member of these Committees is considered independent only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Ampex that may impair, or appear to impair, his ability to make independent judgments. The Audit Committee also operates under a charter, which was attached to our 2005 proxy statement, containing more stringent independence standards.

Our Stock Incentive Plan Committee is required under its charter to be comprised of at least two non-employee directors, within the meaning of Rule 16b-3 or any successor rule.  Our Stock Bonus Plan Committee is required by its charter to be comprised of at least two non-employee directors, as defined in Rule 16b-3, who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

The Board has affirmatively determined that the following non-employee directors currently meet all of the independence and other requirements applicable to their service on the Board and each Board Committee on which they serve:

Alain C. Briançon

Ned S. Goldstein

Douglas T. McClure, Jr.

Peter Slusser

William A. Stoltzfus, Jr.

Accordingly, with five independent directors out of the seven members currently comprising our full Board, the Board is comprised of a majority of independent directors.   Following Mr. Stoltzfus’s retirement from the Board at the 2007 Annual Meeting, we expect that the Board will continue to satisfy this requirement, with four independent directors out of the six members who would then constitute our full Board.  In addition, each of our Audit, Compensation, Nominating and Corporate Governance, Stock Incentive Plan and Stock Bonus Plan Committees is currently comprised, and is expected to be comprised following Mr. Stoltzfus’s retirement, solely of independent, non-employee directors.  If we were to enter into a transaction with M-CAM that affected Mr. Goldstein’s independence, as described below under “Certain Relationships and Related Person Transactions,” we would reevaluate the composition of our Board with a view to maintaining a majority of independent directors on our Board.

In making its independence determinations, the Board considered the following transactions, relationships and arrangements.

For Dr. Briançon, the Board considered the fact that he was recommended as a director candidate by ValueVest Management Company II, LLC (“ValueVest”), a holder of approximately 13.6% of the Company’s outstanding common stock.  The Board determined that because Dr. Briançon is not an officer, director, stockholder or employee of ValueVest and is not receiving any compensation from ValueVest in connection with his Board service or otherwise, ValueVest’s recommendation would not interfere with his independent judgment as a director.

For Mr. Goldstein, the Board considered the announcement by ValueVest that it would try to arrange a contract between Ampex and M-CAM, Inc., a company in which Mr. Goldstein is the president, managing director and a stockholder, pursuant to which M-CAM would seek to maximize the value of our patent portfolio.  Because the terms of such a transaction are not yet known, the Board has not concluded that the proposed arrangement would interfere with Mr. Goldstein’s independence.  However, the Board has decided to reevaluate Mr. Goldstein’s independence if and when the terms of such a proposed transaction become known.  See “Certain Relationships and Related Person Transactions.”

Board and Committee Meetings

The Company’s policy is to encourage members of our Board of Directors to devote adequate time and attention to fulfilling their responsibilities as directors, including by attending meetings of our stockholders, Board and Board committees on which they serve.  During the year ended December 31, 2006, our Board met eight times.  Each director who served on the Board during fiscal 2006 attended at least 75% of the total number of meetings of the Board and Board committees on which he served.  All of our Board members who served during fiscal 2006 attended our 2006 Annual Meeting of Stockholders in New York, New York.  Our “independent” directors (within the meaning of the Nasdaq listing standards) also hold two additional meetings a year without the presence of management.

Standing committees of the Board include an Executive Committee, an Audit Committee (established in accordance with Section 3(a)(58)(A) of the Exchange Act), a Nominating and Corporate Governance Committee, a Compensation Committee, a Stock Incentive Plan Committee and a Stock Bonus Plan Committee.

Executive Committee.  Messrs. Strickland and McKibben are currently members of the Executive Committee.  The Executive Committee generally is authorized to exercise all power and authority of the Board to the extent permitted by Delaware law, except for amending our Certificate of Incorporation or By-Laws, issuing stock or taking certain actions relating to a corporate merger, consolidation or dissolution.  The Executive Committee did not meet during fiscal 2006.

Audit Committee.  Messrs. Briançon, McClure, Slusser and Stoltzfus are currently members of the Audit Committee.  Each of them is “independent,” within the meaning of the Nasdaq listing standards.  The Board has determined that each of Messrs. McClure and Slusser qualifies as an “audit committee financial expert” within the meaning of the SEC regulations, Nasdaq rules and the Audit Committee charter.  The functions of the Audit Committee are described below under the heading “Audit Committee Report” and in its charter, which was attached to our 2005 proxy statement. The Audit Committee met eight times during fiscal 2006.

Nominating and Corporate Governance Committee.  In August 2005, our Board of Directors adopted the charter for its Nominating and Corporate Governance Committee.  This charter is available on our website (www.ampex.com).  Messrs. Briançon, Goldstein, McClure, Slusser and Stoltzfus are currently members of the

Nominating and Corporate Governance Committee.  Each of them is “independent” within the meaning of the Nasdaq listing standards.  This committee met twice during fiscal 2006.

In addition to its charter, the Committee operates in accordance with the Company’s Policy Regarding Director Nominations and Stockholder Communications with the Board and Corporate Governance Guidelines.  These policies are also available on our website (www.ampex.com).  Under the charter and policies, the Committee evaluates and recommends candidates for the Board, assesses the performance of the Board and recommends compensation and other benefits for Board members, among other things.  The Committee considers director candidates recommended from a variety of sources, including nominees recommended by the Company’s Board, management, stockholders and third parties, which may from time to time include executive or other search firms.

In evaluating potential nominees, the members of the Committee consider such factors as they deem appropriate, including the current Board composition and whether the candidate would qualify as independent, as well as the candidate’s overall skills and experience, other board service and business and professional commitments.

Stockholders may recommend director candidates by submitting the name and pertinent information about each candidate to the Board in accordance with the procedures described below under “Stockholder Communications with the Board.”  The Committee will consider such candidates, and will evaluate them on the same basis as candidates recommended by our management, the Board, the Committee and any third parties.  Stockholders of record may also nominate directors for election to the Board by following the procedures described in our By-Laws.

Compensation Committee.  Messrs. Briançon, Goldstein, McClure, Slusser and Stoltzfus are currently members of the Compensation Committee.  The Compensation Committee charter is available on our website at www.ampex.com.  The Compensation Committee determines salaries and other compensation for our executive officers (except for compensation under the Ampex Corporation 1992 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), and the Ampex Corporation 2000 Stock Bonus Plan, as amended (the “Stock Bonus Plan”), which is determined by the Stock Incentive Plan Committee and the Stock Bonus Plan Committee, respectively).  The Compensation Committee met four times during fiscal 2006.

In fulfilling its responsibilities, the Compensation Committee sets the compensation, including any bonus targets, for our CEO, reviews and approves the corporate goals relevant to his compensation, and evaluates his performance in light of these goals and objectives.  For our other executive officers, the Compensation Committee approves base salaries, salary increases, bonus targets and other remuneration, and approves any non-standard employment terms for our executive officers that do not apply generally to our other employees.  The Compensation Committee also reviews and approves specific goals and objectives of our executive compensation program, and evaluates the performance of our executive officers relating to achievement of these goals and objectives.  In its review and evaluation process, the Compensation Committee may consider recommendations from our management and outside compensation consultants with respect to our compensation program generally or with respect to compensation of specific executive officers, and may delegate to our CEO and executive officers certain discretionary authority with respect to compensation decisions.   See “Compensation Discussion and Analysis,” below.

 Stock Incentive Plan Committee.  Messrs. Briançon, Goldstein, McClure, Slusser and Stoltzfus are currently members of the Stock Incentive Plan Committee.  The function of the Stock Incentive Plan Committee is to administer our Stock Incentive Plan and any successor or additional stock incentive plans.  The Stock Incentive Plan Committee met once during fiscal 2006.

Stock Bonus Plan Committee.  Messrs. Briançon, Goldstein, McClure, Slusser and Stoltzfus are currently members of the Stock Bonus Plan Committee.  The Stock Bonus Plan Committee administers and has the power to interpret our Stock Bonus Plan.  Upon recommendation of management, the Stock Bonus Plan Committee has the power to determine the individuals eligible to receive awards under the Stock Bonus Plan, and the terms of those awards, subject to the limits set forth in the Stock Bonus Plan.  The Stock Bonus Plan Committee met twice during fiscal 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. McClure, Slusser and Stoltzfus served as members of the Board’s Compensation Committee.   No member of the Compensation Committee during fiscal 2006 was at any time during fiscal 2006 or at any other time an officer or employee of Ampex, and no such member had any relationship that would require disclosure as a related party transaction in the section “Certain Relationships and Related Person Transactions” in this proxy statement.

During fiscal 2006, Mr. McKibben was an executive officer of Ampex and a director of Sherborne Holdings Incorporated (“SHI”) and Sherborne & Company Incorporated (“SCI”), each of which had an executive officer (Mr. Bramson) who served as a director of Ampex.  In addition, during fiscal 2006, Mr. Bramson was an executive officer of Ampex, and a director of SHI, SCI, Second Jeffson Corporation (“SJC”) and HIP-IV Incorporated.  During fiscal 2006, each of these entities had an executive officer (Mr. McKibben) who served as a director of the Company.

During 2006, we received $1.5 million in reimbursement of business development expenses we previously paid to a British financial advisory company hired to perform research on potential investment opportunities located in the United Kingdom.  We also received $3.2 million of incentive fees in connection with investments in certain UK companies made by a limited liability company that was affiliated with our former Chairman and CEO, Edward J. Bramson, and our CFO, Craig L. McKibben.  Also during 2006, we foreclosed on a $1.8 million secured promissory note previously issued by SJC, and received 20,000 shares of our Class A Stock which secured the note and which were subsequently cancelled and retired.  SJC was an affiliated corporation controlled by Mr. Bramson, in which Mr. McKibben is also an officer.  In November 2006, we entered into an office sharing agreement with a limited partnership that is also affiliated with Messrs. Bramson and McKibben, pursuant to which we received $21,000 in 2006 in reimbursement of certain rent and other office expenses for use of a portion of our New York office.   Each of these transactions is more fully described below under the caption “Certain Relationships and Related Person Transactions.”

Stockholder Communications with the Board

As described above, our Board of Directors has adopted a Policy Regarding Director Nominations and Stockholder Communications with the Board, a copy of which is available on our website (www.ampex.com).  Under the policy, stockholders who wish to contact the Board, a Board committee or any individual Board members may do so by writing to the Company’s Secretary, Joel D. Talcott, at Ampex Corporation, 1228 Douglas Avenue, Redwood City, CA 94063.  The Secretary will collect and organize all stockholder communications, and determine which of them will be relayed to the Board or individual members, as appropriate, depending upon the specific facts and circumstances outlined in each communication, and any processing instructions that the Secretary may have received from time to time from the Board or individual Board members.  For example, communications relating to the Company’s accounting, internal controls and   auditing matters may be referred to the Audit Committee or its individual members for review.

Code of Ethics

We have a Proper Business Practices Policy, which is a code of business conduct and ethics that applies to all of our employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller.  The policy relates to legal compliance, conflicts of interest, record-keeping, financial reporting and other matters.  Our Board has also adopted a Code of Ethics specifically for our CEO and all financial officers and executives, including our CFO and Controller.  The Code of Ethics supplements the Proper Business Practices Policy and is intended to promote ethical conduct and compliance with law and to deter wrongdoing and conflicts of interest.  The text of these documents is available on our website (www.ampex.com).  We may post certain amendments to or waivers from these policies on our website.  Please note, however, that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has appointed BDO Seidman, LLP (“BDO”) as our principal independent registered public accounting firm to audit our financial statements for fiscal 2007, and you are being asked to ratify its selection.  The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our registered public accountants, who report directly to the Audit Committee.  Although we are not required to submit the selection of BDO to a vote of our stockholders for ratification, our Board of Directors has directed that this matter be submitted to a vote of our stockholders for ratification on an advisory basis.  If our stockholders fail to approve the selection of BDO, the Audit Committee will reconsider whether to retain BDO, and may retain that firm or another firm without resubmitting the matter to a vote of our stockholders.  Even if stockholders vote in favor of the appointment of BDO, the Audit Committee may, in its discretion, appoint different independent auditors at any time during fiscal 2007 if it determines that such a change would be in the best interests of the Company and our stockholders.

BDO was appointed by the Audit Committee on December 13, 2004, and has audited our financial statements for fiscal 2004 through 2006. BDO was appointed following the resignation of PricewaterhouseCoopers LLP (“PWC”) on December 10, 2004.  Prior to PWC’s resignation, PWC and its predecessors had audited our financial statements (including those of our predecessor companies) for our fiscal years from 1987 through 2003.

Representatives of BDO are expected to be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.  The affirmative vote of the holders of a majority of the Company’s outstanding shares of Class A Stock represented and voting at the Meeting is required for approval of this Proposal.

The Board recommends a vote FOR this proposal.

The following table summarizes the aggregate fees that we expect to pay BDO for fiscal 2006 and that we paid to BDO for fiscal 2005.

Type of Fees	Fiscal 2006	Fiscal 2005

Audit Fees	$345,000	$620,000
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$345,000	$620,000

Audit Fees

Audit Fees were for the audit of our annual financial statements (including with respect to fiscal 2005 the audit of our internal control over financial reporting), the review of our quarterly financial statements, audits of our domestic subsidiaries, consents and assistance with review of documents we filed with the SEC.

Audit Related Fees

BDO did not bill us for any assurance or related services for fiscal 2006 or 2005 that were reasonably related to their audit and review of our financial statements which were not covered by Audit Fees.

Tax Fees

BDO did not bill us for any tax compliance, tax advice or tax planning services for fiscal 2006 and 2005.

All Other Fees

BDO did not bill us for any products or services other than those described above under “Audit Fees.”

Pre-Approval by Audit Committee

Under its charter, the Audit Committee is required to approve all products and services to be provided by our independent accountants, and all fees and other compensation to be paid to them.  All of the services described above that were provided to us by BDO were pre-approved by the Audit Committee, which determined that such services were compatible with maintaining the independence of BDO from Ampex.

Work Performed by BDO’s Full-Time, Permanent Employees

Substantially all of BDO’s work on the audit of our financial statements for 2006 was performed by its partners and full-time employees.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Ampex filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Company’s Board of Directors acts under a charter adopted by the Board on June 9, 2000, and amended on March 18, 2005, a copy of which was attached to the Company’s 2005 proxy statement.  The Committee is composed of four “independent” directors, as defined in its charter and under the Nasdaq listing standards.

The purpose of the Audit Committee is to assist the Board by overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.  Management has primary responsibility for the Company’s financial statements and the reporting process, including its system of internal controls.  In fulfilling its responsibilities, among other things, the Committee:

•                       is directly responsible for the appointment, compensation, retention, scope of work and oversight of the Company’s independent accountants, and evaluation of their independence;

•                  works to provide an open avenue of communication among the Company’s auditors, management and the Board, and reviews and discusses with management and the auditors the Company’s financial reports and SEC filings; and

•                  oversees the Company’s auditing, accounting and financial reporting processes generally, and the Company’s systems of internal and disclosure controls, legal and regulatory compliance, ethics and the handling of complaints relating to the Company’s auditing process.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2006 (the “2006 Financial Statements”) with management and with BDO Seidman, LLP (“BDO”), the Company’s independent registered public accounting firm.  Management represented to the Committee that the 2006 Financial Statements were prepared in accordance with generally accepted accounting principles, and discussed significant accounting and disclosure issues with the Committee.  The Committee discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received from BDO the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with BDO its independence from the Company and the Company’s management, including a review of audit and non-audit fees for services performed for the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the 2006 Financial Statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, for filing with the SEC.  The Committee and the Board also have recommended, subject to shareholder approval, the selection of BDO as the Company’s independent registered public accounting firm for fiscal 2007.

AUDIT COMMITTEE

Peter Slusser, Chairman

Alain C. Briançon

Douglas T. McClure, Jr.

William A. Stoltzfus, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

As of the date of this proxy statement, our authorized capital stock consists of our Class A Stock, our Class C Common Stock, par value $0.01 per share (“Class C Stock”), and our Preferred Stock, par value $1.00 per share (“Preferred Stock”).  On the Record Date, there were 3,849,348 shares of Class A Stock outstanding, no shares held in treasury, and no shares of Class C Stock or Preferred Stock outstanding.  Holders of our Class A Stock are entitled to elect all members of our Board of Directors.

As of the Record Date, there were 746 record holders of Class A Stock (reflecting approximately 7,100 beneficial owners), and no record holders of Class C Stock or Preferred Stock.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our Class A Stock by each person known by us to be the beneficial owner of more than 5% of our Class A Stock as of the Record Date.  Unless otherwise indicated, the stockholders named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, but do not have any voting or investment power with respect to employee stock options shown as beneficially owned by them.  As indicated by the notes following the table, certain shares may be deemed to be beneficially owned by more than one holder as a result of attribution of ownership among affiliated persons and entities, or pursuant to contractual or other arrangements.  The inclusion of any shares for any stockholder shall not be deemed an admission that the stockholder is, for any purpose, a beneficial owner of the shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class A Common Stock, $0.01 par value	ValueVest High Concentration Master Fund, Ltd.(1)	524,336	13.6%
	Edward J. Bramson(2)	312,093	8.0%
	Gruber & McBaine Capital Management, LLC (3)	260,616	6.8%
	Craig L. McKibben(4)	213,031	5.5%

(1)                                  According to its Schedule 13D filed with the SEC on November 13, 2006 and  Amendments No. 1 — 5 thereto, ValueVest High Concentration Master Fund, Ltd. (“ValueVest”) is a corporation organized under the laws of the Cayman Islands. ValueVest is located at Queensgate House, 113 South Church Street, P.O. Box 1234, George Town, Grand Cayman, Cayman Islands, with the principal business of making investments.  The following reporting persons share voting and investment power with ValueVest with respect to the shares reported by ValueVest: (i) ValueVest Management Company II, LLC, the investment manager and sole shareholder of ValueVest (the “Investment Manager”); (ii) Mark B. Bakar, managing member and owner of 50% of the membership interests in Investment Manager; and (iii) David Cariani, managing member and owner of 50% of the membership interests in Investment Manager.

(2)                                  Edward J. Bramson resigned as our Chairman of the Board and Chief Executive Officer on February 16, 2007.  His address is 135 East 57th Street, 32nd Floor, New York, New York 10022.  Mr. Bramson has stated, in certain filings with the SEC, that he disclaims beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise.  Mr. Bramson is the controlling stockholder of Sherborne & Company Incorporated (“SCI”).  SCI is the general partner of a partnership that controls the voting stock of Sherborne Holdings Incorporated (“SHI”).  Accordingly, Mr. Bramson may be deemed to own beneficially all shares of Class A Stock beneficially owned, directly or indirectly, by SCI and SHI. The shares shown in the table include:  205,468 shares owned directly by Mr. Bramson; 50,000 shares subject to outstanding options granted under our Stock Incentive Plan (37,500 of which are or will become exercisable within 60 days of the Record Date); 1,698 shares beneficially owned by SCI; and 54,927 shares beneficially owned by SHI and a subsidiary of SHI.  Mr. Bramson resigned as co-administrator of the Ampex Retirement Master Trust (the “Ampex Trust”) in February 2007, and therefore is no longer deemed to own beneficially any of the shares held by the Ampex Trust.

(3)                                  According to a Schedule 13G filed with the SEC on January 25, 2007, Gruber & McBaine Capital Management, LLC (“GMCM”) is a registered investment adviser located at 50 Osgood Place, Penthouse, San Francisco, CA 94133, and is a member of a group (within the meaning of Rule 13d-5(b) of the Exchange Act) formed together with Jon D. Gruber and J. Patterson McBaine, managers, controlling persons and portfolio managers of GMCM, and Eric B. Swergold.  Each of Messrs. Gruber, McBaine and Swergold shares voting and investment power with GMCM with respect to the 260,616 shares reported by GMCM.  In addition, Messrs. Gruber and McBaine beneficially own 30,417 shares and 28,996 shares, respectively, and each has sole voting and investment power with respect to his shares.

(4)                                  Craig L. McKibben is a director and executive officer of Ampex.  His address is 135 East 57th Street, 32nd Floor, New York, New York 10022.  Mr. McKibben has stated, in certain filings with the SEC, that he disclaims beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise.  Mr. McKibben currently serves as the sole administrator of the Ampex Trust and, accordingly, he may be deemed to own beneficially all shares of Common Stock beneficially owned by such trust.  However, he has no pecuniary interest in or voting power over the shares held by the Ampex Trust.  The shares shown in the table include:  28,451 shares owned directly by Mr. McKibben; 12,233 shares subject to outstanding options granted under our Stock Incentive Plan (all of which are or will become exercisable within 60 days of the Record Date); and 172,347 shares beneficially owned by the Ampex Trust.

Security Ownership of Management

The following table sets forth certain information as to shares of our Class A Stock known by us to be beneficially owned as of the Record Date by:  (i) each director and nominee; (ii) our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were officers as of December 31, 2006; and (iii) all current directors and executive officers as a group.  No executive officer or director of the Company owns securities of any parent or subsidiary of the Company (other than directors’ qualifying shares), except as indicated in the footnotes to the table below.  Unless otherwise indicated, the stockholders named below have sole voting and investment power with respect to all unrestricted shares shown as beneficially owned by them, but do not have any voting or investment power with respect to employee stock options shown as beneficially owned by them.  Restricted shares issued under our Stock Bonus Plan may not be transferred until they vest (except by will or the laws of descent and distribution), but may be voted, subject to the Company’s right to repurchase any unvested shares, as set forth in the Plan.  The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares.  An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Common Stock, $0.01 par value	Edward J. Bramson(1)	312,093	8.0%
	D. Gordon Strickland (2)	25,000	*
	Craig L. McKibben(3)	213,031	5.5%
	Alain C. Briançon	2,000	*
	Ned S. Goldstein	0	*
	Douglas T. McClure, Jr.(4)	6,125	*
	Peter Slusser(4)	4,625	*
	William A. Stoltzfus, Jr. (4)	2,175	*
	Robert L. Atchison(5)	150	*
	Joel D. Talcott(6)	8,396	*
	Ramon C.H. Venema(7)	1,500	*
	All current directors and executive officers as a group(8)	266,366	6.8%

(1)                                  See Note 2 under the “Security Ownership of Certain Beneficial Owners” table above.

(2)                                Includes 25,000 shares subject to outstanding options granted under the Stock Incentive Plan, none of which are exercisable or will become exercisable within 60 days of the Record Date.

(3)                                  See Note 4 under the “Security Ownership of Certain Beneficial Owners” table above.

(4)                                  Includes 1,000 restricted shares issued under the Stock Bonus Plan, which will vest on the date of the 2007 Annual Meeting; and 1,000 shares subject to outstanding options granted under the Stock Incentive Plan, all of which are currently exercisable or will become exercisable within 60 days of the Record Date.  These directors have no investment power over the restricted shares until the vesting date.

(5)                                  Represents shares held by Mr. Atchison in a custodial account for a minor grandchild (with respect to which he has stated in filings with the SEC under Section 13(d) of the Exchange Act that he expressly disclaims beneficial ownership).

(6)                                  Includes 6,450 shares subject to outstanding options granted under the Stock Incentive Plan, all of which are or will become exercisable within 60 days of the Record Date.

(7)                                  Represents 1,500 shares subject to outstanding options granted under the Stock Incentive Plan, all of which are or will become exercisable within 60 days of the Record Date.

(8)                                  Includes a total of 3,000 restricted shares issued under the Stock Bonus Plan, which will vest on the date of the 2007 Annual Meeting; and a total of 51,228 shares subject to outstanding options granted under the Stock Incentive Plan, 26,228 of which are or will become exercisable within 60 days of the Record

Date.  Holders of the restricted shares have no investment power over such shares until the vesting dates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and certain stockholders owning more than 10% of any class of our equity securities to file reports with the SEC indicating their ownership of our securities and any changes in such ownership.  Executive officers, directors and 10% stockholders are required to provide copies of these reports to us.  Based on a review of copies of all such reports filed with respect to fiscal 2006 and furnished to us, as well as certain written representations provided to us by executive officers, directors and certain 10% stockholders, we believe that all such reports required to be filed with respect to fiscal 2006 have been filed in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for determining the cash compensation paid to our named executives.  The Stock Incentive Plan Committee and Stock Bonus Plan Committee of our Board are responsible for granting stock options, rights and other equity awards under our Stock Incentive Plan and Stock Bonus Plan, respectively.  Each of our Compensation, Stock Incentive Plan and Stock Bonus Plan Committees is composed solely of non-employee directors.  Alain C. Briançon, Ned S. Goldstein, Douglas T. McClure, Jr., Peter Slusser and William A. Stoltzfus, Jr. are currently the members of each of these Committees.  Messrs. Briançon and Goldstein became members of these Committees in 2007.  Accordingly, they had no input over the compensation of our named executives (as defined below under “Summary of Compensation”) during 2006.

Compensation Objectives

We believe that the compensation of all our employees, including our named executives, must be sufficient to attract and retain highly qualified personnel, and must align their compensation with our short-term and long-term business strategies and performance goals.  We also believe that our compensation program for executive officers should provide meaningful incentives for measurably superior performance.  We have designed our compensation program in order to meet these objectives, and to achieve our goals of encouraging strategic growth and technological innovation, fostering teamwork, enhancing the loyalty of valuable employees, and insuring compliance with the various regulations that affect our business.  We believe that that the achievement of these goals will strengthen our financial condition, enable us to satisfy our financial commitments, and ultimately enhance stockholder value.

What Compensation is Designed to Reward

Our compensation program is designed to reward our executive officers for their performance and contributions to the Company.  Our philosophy is to pay above-average total compensation, including salary and bonus, when superior performance is achieved, both by the Company and the individual executive.  In recent years, because of our financial situation and cash requirements, superior performance for the Company has been equated with achieving certain levels of royalties, sales, operating cash flow, profit and other indicators of financial performance.  Superior performance by a named executive is measured according to a variety of objective and subjective factors, which may also include our financial performance in the areas over which the named executive has responsibility.

In order to ensure that our compensation practices remain competitive, we regularly compare our compensation practices with those of other companies of our relative size, based on revenues, including companies in various technology industries, that are summarized in reports issued by AON/Radford Surveys & Consulting, a compensation consulting firm.  We try to ensure that compensation of our executive officers falls at or above the median compensation levels for executives in comparable companies.  If superior performance is achieved by both Ampex and the individual, the total compensation package, including base salary and cash bonus amounts, may compensate a named executive at levels that are at the high end of this range.  If we do not achieve our financial targets for Ampex, or individual performance is not superior, total compensation will be below market levels for comparable companies within the targeted percentile range.

Components of Executive Compensation

In order to achieve our objectives for compensation, we provide several different components of compensation for our named executives.  These components consist of salary, discretionary bonus, incentive bonus, employee stock options under our Stock Incentive Plan, awards under our Stock Bonus Plan, and retirement and other benefits.

Salary.  The Compensation Committee establishes base salaries for our named executives to compensate them for their services to Ampex during the fiscal year.  Salary amounts are fixed, and are not tied to Company or individual performance.  The Compensation Committee determines base salary amounts for each named executive by reviewing salaries paid to other executives in comparable positions with other companies of our relative size, and by considering management’s recommendations with respect to the named executive’s performance and contributions to Ampex, and whether the executive was involved in activities other than employment by the Company.

Based on available data reviewed by the Compensation Committee, we believe that the base salary paid to our CEO during 2006 was significantly below the median salary for comparable positions with other similar companies.  The aggregate amount of base salaries we paid to our other named executives as a group was below the median base salary amount paid to executives holding comparable positions in other high-technology companies.

The Compensation Committee may grant salary increases from time to time based on a named executive’s individual performance, competitive factors within the industries in which we operate, our ability to pay such increases, and other factors.  Salary amounts paid to our named executives for fiscal 2006 did not increase from 2005 levels.

Discretionary Bonus Awards.           We pay discretionary cash bonuses to our CEO and to each of our other named executives in order to reward their individual performance and contributions to Ampex.  At the end of each fiscal year, the Compensation Committee determines the amount of discretionary bonus to be awarded to our CEO for the completed fiscal year, based upon his contribution to our performance during that year.  The Compensation Committee also determines the maximum aggregate amount of discretionary bonuses that may be awarded at the end of each fiscal to our other named executives for their performance during the completed fiscal year, and delegates to our CEO the authority to allocate these amounts to the named executives, based upon their individual performance and contributions in their particular areas of responsibility.

For 2006, the Compensation Committee did not award any discretionary bonus to Mr. Bramson, who  resigned as our CEO in February 2007.  The Compensation Committee determined that the aggregate amount of discretionary bonuses available for the Company’s other executive officers for their performance and  contributions to Ampex during 2006 was $500,000.  In determining this aggregate amount, the Committee took into account the Company’s financial performance during 2006, the recommendations of Mr. Bramson with respect to the individual performance and contributions of certain named executives, and the amount of incentive bonus awards payable by Ampex to certain of the named executives for their achievements during 2006, as discussed below under “Incentive Bonus Awards.”  Pursuant to the discretionary authority delegated to him by the Compensation Committee, Mr. Bramson allocated discretionary bonus awards of $150,000, $25,000 and $85,000, respectively, to three of our named executives, Messrs. Atchison, Talcott and Venema, as set forth under the “Bonus” column in the “Summary Compensation Table” included below in this proxy statement.  Mr. Bramson allocated the discretionary bonus to Mr. Atchison in recognition of his contributions to the successful completion of engineering projects necessary to launch certain of Ampex Data Systems Corporation’s new products.  In allocating the discretionary bonuses to Messrs. Talcott and Venema, Mr. Bramson considered the individual performance and contributions of these named executives during 2006, as well as the amount of discretionary bonus awards paid to the named executives in prior years.  The 2006 discretionary bonus awards were paid to Messrs. Atchison, Talcott and Venema in January 2007 for their performance and contributions during fiscal 2006.

Incentive Bonus Awards.  We also pay cash incentive bonuses to certain of our named executives under written incentive agreements entered into between Ampex and the named executive.  The amount and timing of these incentive awards is based upon the accomplishment of specific objectives by the individual named executive, and/or the achievement of specific financial performance levels by the Company.  These target levels and amounts are pre-determined by the Compensation Committee, based upon recommendations by our CEO.  For 2006, we paid a total of $623,615 of cash incentive bonus awards to our named executives pursuant to written incentive agreements, as described in the following paragraphs.

Of this amount, we paid an incentive bonus of $150,000 to our CFO, Craig L. McKibben.  This amount was based upon his achievement of three specific performance goals for 2006 set forth in his incentive agreement.  These goals included timely completion of compliance with our regulatory obligations regarding documentation, testing and assessment of our internal controls, developing a plan to streamline and relocate certain of our accounting functions, and supporting the operations of our Licensing segment with quantitative data.  We paid the full amount of this incentive bonus to Mr. McKibben in January 2007 for his performance and contributions during fiscal 2006.

In addition, we paid an incentive bonus of $350,000 to Robert L. Atchison, our Vice President, pursuant to his incentive agreement.  This amount was based upon the level of income before taxes realized in 2006 by Ampex Data Systems Corporation, which conducts the activities of our Recorders segment, and was paid to Mr. Atchison in January 2007.  Mr. Atchison is responsible for all of the operating activities of this segment of our operations.

We also paid an incentive bonus of $123,615 to Joel D. Talcott, our Vice President and General Counsel, who is responsible for our patent licensing activities.  Under Mr. Talcott’s incentive agreement, this amount was calculated as a percentage of certain running rate and lump sum royalties received by Ampex during each of the six month periods ended June 30 and December 31, 2006, from certain licensees for specific products under our patent licensing program.  We paid $50,032.65 of this amount in August 2006, and $73,581.95 in January 2007, in accordance with the terms of the incentive agreement, which required the calculation of the incentives at the end of each six-month period.

Stock Incentive Plan.  Our Stock Incentive Plan provides for the granting of stock options and stock appreciation rights with respect to our Class A Stock to our directors, executive officers and other employees and service providers.  The purpose of the Stock Incentive Plan is to provide incentives for these participants to maximize the value of our Class A Stock.  Through the Stock Incentive Plan, we seek to align the long-range interests of our employees with the interests of our stockholders, as these employees build an ownership interest in the Company.

The Stock Incentive Plan Committee makes all decisions with respect to options granted under the Stock Incentive Plan, including the number of shares subject to each award, the grant date, exercise price, expiration date, vesting schedule and other terms and conditions of the award.  These determinations are subject to the limitations set forth in the Stock Incentive Plan, and may in certain cases be made by the Stock Incentive Plan Committee based upon the recommendation of management with respect to the specific contributions and performance of certain employees and participants, which must be consistent with the terms set forth in the Stock Incentive Plan.

Awards under the Stock Incentive Plan may be either options or stock appreciation rights.  Options may be either incentive stock options (“ISOs”) meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”) not meeting the requirements of Section 422 of the Code, and entitle the holder to purchase shares of our Class A Stock upon exercise of the option and payment of the exercise price.  Rights may be granted either as an alternative to or in tandem with the exercise of all or any portion of an option granted to a rights holder or independent of any options granted.  A right entitles the holder to receive, upon exercise of the right, shares of Class A Stock equal in value to the difference between the fair market value on the date of grant of the number of shares covered by the right and the fair market value of such shares on the date of exercise plus cash for any fractional share.

For NQSOs, the exercise price must be at least equal to 100% of the fair market value per share of Class A Stock on the date the NQSO is granted.  For ISOs, the exercise price also must be at least equal to 100% of such fair market value on the date of grant, or 110% of such fair market value for an ISO granted to a person owning 10% or more of the total combined voting power of all classes of our stock or the stock of any parent or subsidiary of Ampex.  Under the Stock Incentive Plan, fair market value is based upon the closing price of our Class A Stock on the last trading day immediately before the grant date, as listed in Nasdaq.  Awards granted under the Plan must be exercised within ten years of the grant date, except that an ISO granted to a 10% stockholder must be exercised within five years of the grant date.  Unless otherwise specified by the Stock Incentive Plan Committee for a particular award, awards vest over four years at the rate of 25% each year after the date of grant, provided that the award recipient is continuously employed by Ampex during that time.  Each award is evidenced by a Stock Option Agreement (for options) or a Rights Agreement (for rights).

The Stock Incentive Plan Committee generally grants awards to our outside directors on an annual basis in May of each year, but does not meet regularly to grant awards to our executive officers.  Upon the recommendation of our management, the Stock Incentive Plan Committee will meet to consider granting awards to named executives.  The Committee did not grant any awards to our named executive officers under the Stock Incentive Plan during fiscal 2006, pending management’s review of alternative forms of stock compensation and the accounting effects of such plans as compared to the accounting effects of stock options.

Stock Bonus Plan.  Our Stock Bonus Plan provides for the issuance of shares of Class A Stock as stock bonuses or direct stock purchase rights to our directors, executive officers and other key employees, and to certain consultants, advisers and service providers.  The primary purposes of the Stock Bonus Plan are to permit Ampex to pay non-cash, equity compensation to eligible individuals for services provided to us, and to encourage continued service with Ampex and the achievement of certain performance objectives by such individuals.  The Stock Bonus Plan Committee believes that any grants made under the Stock Bonus Plan will enable us to attract and retain highly qualified employees in our core businesses, align the long-range interests of our employees with the interests of our stockholders, and conserve cash that might otherwise be required to pay compensation to eligible individuals.

The Stock Bonus Plan Committee makes all decisions with respect to awards made to named executives under the Stock Bonus Plan (subject to the terms of the Plan), including with respect to the number of shares awarded, the grant date, the purchase price of stock purchase awards, the value of any stock bonus awards, the vesting schedule, if any, and other terms and conditions.  In making its decisions with respect to awards under the Stock Bonus Plan, the Stock Bonus Plan Committee may take into consideration management’s recommendations with respect to any specific participant.

Under the Stock Bonus Plan, the Stock Bonus Plan Committee sets the purchase price per share of stock granted in connection with stock purchase rights, and the value of stock awards granted as bonuses, neither of which may be less than the fair market value per share on the date the awards are granted.  Fair market value is based upon the closing price of our Class A Stock on the last trading day immediately before the grant date on the national securities exchange on which our shares are then listed or admitted to trading (currently, Nasdaq).  Any purchase price for stock purchase rights must be paid to us in cash or by check.  In addition, grantees may be required to pay us a nominal amount in connection with stock bonus awards in order to comply with state laws precluding issuances of securities for less than the par value of the shares.

The awards may either be vested or unvested upon grant.  In the case of unvested shares, they are subject to vesting at such later date as specified in the terms of the particular award, and until such vesting date, the grantee has the obligation to surrender, and we have the right to repurchase, the unvested shares under the conditions set forth in the Stock Bonus Plan.

The Stock Bonus Plan Committee did not grant any awards to the named executives under the Stock Bonus Plan during fiscal 2006, and granted 1,000 shares of restricted Class A Stock to its three outside directors in June 2006.  The shares of restricted stock granted to directors had a fair market value of $11.41 per share on the grant date, and will vest on the date of the 2007 Annual Meeting.  Prior to the vesting date, the shares may not be transferred (except by will or the laws of descent and distribution), but may be voted by the holders.

Retirement Plans.  We maintain two retirement plans for certain employees, including certain named executives, that provide for payments and other retirement benefits:  the Ampex Corporation Employee’s Retirement Plan (“Retirement Plan”) and the Ampex Corporation Supplemental Retirement Income Plan (“Supplemental Plan”).

The Retirement Plan is a defined benefit plan that provides for payments to covered employees following their retirement.  These benefits are generally determined by the employee’s years of credited service, as determined under the Retirement Plan, and his or her average annual earnings during the highest 60 consecutive months of the last 120 consecutive months of service.  Effective February 1, 1994, the accrual of additional benefits under the Retirement Plan was discontinued, and accordingly, both the number of years of credited service, and the final average annual earnings were frozen at the levels they were as of that date.  There are no employee contributions to the Retirement Plan, and the benefits payable are not subject to any deduction for social security or other offset amounts.  All of the named executives, except for Messrs. Bramson and McKibben, participate in the Retirement Plan.  See “Pension Benefits” below for additional information regarding the Retirement Plan.

The Supplemental Plan is a non-qualified retirement plan that we maintained in prior years for certain executive officers, which provided them with supplemental retirement income based on their time in service and final average earnings.  The Supplemental Plan was terminated on December 31, 1987.  Mr. Talcott is the only named executive who participates in the Supplemental Plan, and his years of credited service and final average earnings have also been frozen at 1987 levels.  See “Pension Benefits” below for additional information on the Supplemental Plan.

Termination and Change-in-Control Benefits. We have entered into employment security agreements with each of our named executives (other than Mr. Bramson), pursuant to which he is entitled to continuation of his salary and certain benefits for 12 months following any Change of Control (as defined) of Ampex that occurs before January 17, 2009, if the named executive is terminated, his compensation and benefits are reduced to less than 90% of then-current compensation and certain benefits, or he is relocated to a work location more than 50 miles from his current work location by Ampex or our successor.  These agreements are more fully discussed below under “Employment Agreements; Potential Payments Upon Termination or Change-in-Control.”

Other Employee Benefits.  As employees, our named executives have the opportunity to participate in a number of benefit programs that are generally available to all of our regular U.S. employees.  These benefits include:

•                  Healthcare Plans:  medical, dental and vision plans and an employee assistance program.

•                  Life and Disability Plans:  life insurance, accidental death and dismemberment insurance, long term disability insurance and a salary continuance program.

•                  Investment Plans:  All of our employees, including the named executives, are entitled to participate in the Ampex Corporation Savings Plan, which is an employee-contributory savings incentive plan intended to qualify under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”).  We match 50% of all amounts contributed by employees to the 401(k) Plan, up to a maximum of $8,000 contributed by each participating employee.  Employees may contribute more than $8,000 to the 401(k) Plan, but we will not match any portion of such excess; accordingly, our contributions to each employee will be capped at $4,000.

Executive Perquisites

Executive perquisites do not play a significant role in our executive compensation program, and are kept to a minimal level.  There were no perquisites during 2006 requiring disclosure in our “Summary Compensation Table,” below.

Accounting and Tax Implications

In making decisions regarding the various components of our compensation program, we and our Compensation, Stock Incentive Plan and Stock Bonus Plan Committees consider the anticipated cost and accounting treatment of the various components of executive compensation.  Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments,” or SFAS No. 123R, relating to accounting for stock options and other stock-based awards.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct, for income tax purposes, certain executive compensation in excess of $1.0 million paid to any named executive in a single tax year.  Our Compensation Committee has considered the effect of Section 162(m) on our executive compensation program.  The Compensation Committee generally intends to satisfy the requirements for deductibility under Section 162(m).  However, in order to maintain flexibility in compensating our executive officers in accordance with our compensation goals and the best interests of Ampex and its stockholders,  the Committee does not require that all compensation paid to our named executives be deductible under Section 162(m).  Accordingly, some compensation that we paid to our named executives in fiscal 2006, or will pay in future years, may not be fully deductible.

Developments in 2007

As discussed above, in February 2007, our former Chairman and CEO, Edward J. Bramson, resigned all of his positions as an officer and director of Ampex, and our Board elected D. Gordon Strickland as our CEO, President and a director.  We entered into an employment agreement with Mr. Strickland and a severance agreement with Mr. Bramson, the terms of which are described below under “Employment Agreements; Potential Payments Upon Termination or Change-in-Control.”  In addition, we expanded the size of our Board and added two additional directors, Alain C. Briançon and Ned S. Goldstein, who will also serve on our Compensation, Stock Incentive Plan and Stock Bonus Plan Committees.  Dr. Briançon will also serve on our Audit Committee.  See “Proposal No. 1 — Election of Class I Directors.”

Compensation Committee Report

The following Compensation Committee Report should not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report therein.

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Peter Slusser, Chairman

Alain C. Briançon

Ned S. Goldstein

Douglas T. McClure, Jr.

William A. Stoltzfus, Jr.

Summary of Compensation

The following table summarizes the compensation earned by or paid to our former CEO, Edward J. Bramson, our CFO, Craig L. McKibben, and our three other  most highly compensated executive officers during 2006 who were officers as of December 31, 2006 (collectively, the “named executives”) for their services to Ampex and its subsidiaries during fiscal 2006.  Our new CEO, D. Gordon Strickland, was elected in February 2007, and, accordingly, did not receive any compensation from Ampex in 2006.  Amounts shown under the “Bonus” column represent discretionary bonuses, and amounts shown under the “Non-Equity Incentive Plan Compensation” column represent incentive bonus awards under written incentive plans.  Except for the agreements described below under “Employment Agreements; Potential Payments Upon Termination or Change-in-Control,” we do not have employment contracts with any of the named executives.

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Year	Salary (1)($)	Bonus ($)		Stock Awards($)	Option Awards (2)($)	Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (3)($)	All Other Compen- sation(4) ($)	Total ($)
Edward J. Bramson, Former Chairman and Chief Executive Officer	2006	$225,000	$0		$0	$316,900	$0		$0	$4,210	$546,110
Craig L. McKibben, Vice President, Treasurer and Chief Financial Officer	2006	$200,004	$0		$0	$0	$150,000	(5)	$0	$4,210	$354,214
Robert L. Atchison, Vice President	2006	$190,008	$150,000	(5)	$0	$0	$350,000	(5)	$0	$4,210	$694,218
Joel D. Talcott, Vice President and Secretary	2006	$185,004	$25,000	(5)	$0	$0	$123,615	(6)	$0	$4,210	$337,829
Ramon C.H. Venema, Vice President	2006	$150,000	$85,000	(5)	$0	$0	$0		$89	$4,210	$239,299

(1)           Each of the named executives contributed a portion of his salary to our 401(k) Plan.

(2)                                  No stock options were granted to the named executives during fiscal 2006.  This column reflects the dollar amount recognized for fiscal 2006 financial statement reporting purposes of all outstanding stock options granted in prior years to each of our named executives under our Stock Incentive Plan, in accordance with FAS 123R.  These amounts reflect our accounting expense for the awards, and do not correspond to the actual value that has or will be recognized by the named executives for these awards. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.  See Notes 2 and 14 to our Consolidated Financial Statements and “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2006, with respect to valuation assumptions for these option grants.

(3)                                  The amounts shown represent the change in pension value for each named executive.  There were no non-qualified deferred compensation earnings for 2006 for any of the named executives.  The change in pension value resulted in a negative amount for each of Messrs. Atchison and Talcott:  ($18,489) for Mr. Atchison; and ($25,629) for Mr. Talcott (of which ($21,224) relates to his participation in the Retirement Plan and ($4,405) relates to his participation in the Supplemental Plan).

(4)                                  These amounts include $4,000 of matching contributions under our 401(k) Plan and $210 of life insurance premiums for each named executive.

(5)           This amount was earned by the named executive in 2006, and paid to him in January 2007.

(6)                                  Of this amount, $50,032.65 was paid in August 2006, and the remaining $73,581.95 was paid in January 2007.

Grants of Plan-Based Awards

The table below provides information about non-equity incentive bonus awards granted to the named executives.  There were no equity—based incentive awards granted to the named executives during 2006.  These incentive awards, which are described in greater detail under “Compensation Discussion & Analysis — Incentive Bonus Awards,” are based upon the accomplishment of specific performance objectives by the individual named executives and/or the achievement of specific financial performance levels by the Company during fiscal 2006.

The incentive awards were granted in April 2006 with respect to Messrs. McKibben and Talcott, and in March 2005 with respect to Mr. Atchison, and each relates to the named executive’s service to the Company, including during fiscal 2006.  The actual amounts paid to the named executives under these awards are set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)		Maxi- mum ($)	Thresh -old ($)	Target ($)	Maxi- mum ($)
Edward J. Bramson	N/A	—	—		—	—	—	—	N/A	—	—	—
Craig L. McKibben	N/A	N/A	$150,000	(1)	N/A	N/A	—	—	N/A	—	—	—
Robert L. Atchison	N/A	N/A	$146,200	(2)	N/A	N/A	—	—	N/A	—	—	—
Joel D. Talcott	N/A	N/A	$122,500	(3)	N/A	N/A	—	—	N/A	—	—	—
Ramon C. H. Venema	N/A	—	—		—	—	—	—	N/A	—	—	—

(1)          This amount represents the total potential value of the payout for Mr. McKibben, if he achieved the three performance objectives set forth in his incentive agreement, dated April 18, 2006.  As reflected in the Summary Compensation Table, Mr. McKibben was paid the full amount of his award for achievement of all three goals during fiscal 2006.

(2)          As described above under “Compensation Discussion & Analysis,” Mr. Atchison’s incentive award is based on the level of income before taxes of Ampex Data Systems Corporation.  The figure shown in the table represents the Company’s estimate, as of the date the incentive plan was established, of the potential value of the payout for Mr. Atchison under the award, based on Data Systems’ estimated income before taxes for 2006 of approximately $2.5 million.

(3)          As described above under “Compensation Discussion & Analysis,” Mr. Talcott’s incentive award is calculated as a percentage of certain royalties received by Ampex in fiscal 2006 in the four categories described in his incentive agreement.  The figure shown in the table represents the Company’s estimate, as of the date the incentive plan was established, of the total potential value of the payout to Mr. Talcott, based on our projected royalty revenues to be received in these categories for fiscal 2006 of approximately $12.3 million.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table provides information relating to the vested and unvested stock options held by the named executives as of December 31, 2006.  There were no stock awards held by the named executives as of December 31, 2006.  All stock options described in the table are nonqualified stock options granted pursuant to our Stock Incentive Plan.  Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.  For additional information about these option awards, see “Compensation Discussion and Analysis — Components of Executive Compensation — Stock Incentive Plan,” above.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Edward J. Bramson	25,000	(1)	0	0	$1.15	4/7/07
	12,500	(2)	12,500	0	38.25	6/10/08
Craig L. McKibben	22,033	(3)	0	0	$1.15	4/7/07
	5,200	(4)	0	0	21.25	11/6/08
Robert L. Atchison	0		0	0	0

Joel D. Talcott	18,500	(5)	0	0	$1.15	4/7/07
	1,825	(6)	0	0	21.25	11/6/08
Ramon C. H. Venema	1,500	(7)	0	0	$1.15	4/7/07

(1)                                  Represents shares issuable upon exercise of an employee stock option originally granted to Mr. Bramson on April 7, 2004, for 50,000 shares.  The award vested as to 50% of the underlying shares on October 7, 2004, and as to the remaining 50% on April 7, 2005.

(2)                                Represents shares issuable upon exercise of an employee stock option originally granted to Mr. Bramson on June 10, 2005 for 25,000 shares. The award vested as to 50% of the underlying shares on June 10, 2006, and will vest as to the remaining 50% on June 10, 2007.

(3)                                  Represents shares issuable upon exercise of an employee stock option originally granted to Mr. McKibben on April 7, 2004 for 50,000 shares.  The award vested as to 50% of the underlying shares on October 7, 2004, and as to the remaining 50% on April 7, 2005.

(4)                                  Represents shares issuable upon exercise of an employee stock option originally granted to Mr. McKibben on November 6, 1998 for 5,200 shares (as adjusted).  The award vested as to 34% of the underlying shares on May 6, 1999, and as to an additional 11% of the underlying shares quarterly thereafter until November 6, 2000.

(5)                                  Represents shares issuable upon exercise of an employee stock option originally granted to Mr. Talcott on April 7, 2004 for 30,500 shares.  The award vested as to 50% of the underlying shares on October 7, 2004, and as to the remaining 50% on April 7, 2005.

(5)                                  Represents shares issuable upon exercise of an employee stock option originally granted to Mr. Talcott on November 6, 1998 for 1,825 shares (as adjusted).  The award vested as to 34% of the underlying shares on May 6, 1999, and as to an additional 11% of the underlying shares quarterly thereafter until November 6, 2000.

(6)                                  Represents shares issuable upon exercise of an employee stock option granted to Mr. Venema on April 7, 2004 to purchase 25,000 shares.  The award vested as to 50% of the underlying shares on October 7, 2004, and as to the remaining 50% on April 7, 2005.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information relating to exercises during fiscal 2006 by the named executives of employee stock options granted to them under our Stock Incentive Plan.  The dollar values shown represent the aggregate amount realized by each named executive on exercise of his option, which was calculated by multiplying the number of shares acquired on each exercise by the difference between the market price of the Class A Stock on the exercise date and $1.15, which was the exercise price of each option.  Messrs. Bramson, McKibben and Atchison did not exercise any options during 2006.  None of our named executives held any stock issued under our Stock Bonus Plan during fiscal 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Edward J. Bramson	0	$0
Craig L. McKibben	0	$0
Robert L. Atchison	0	$0
Joel D. Talcott	6,000	$101,560.30
Ramon C.H. Venema	11,000	$195,589.96

Pension Benefits

The table below provides information relating to the pension benefits for the named executives under our Retirement Plan and Supplemental Plan, which are also described above under “Compensation Discussion & Analysis — Retirement Plans.”  As reflected in the table below, Messrs. Bramson and McKibben do not participate in the Retirement Plan or the Supplemental Plan; only Mr. Talcott participates in the Supplemental Plan.

The Retirement Plan is a defined benefit plan under which a participant’s annual post-retirement pension benefit is generally determined by his years of credited service as determined under the Retirement Plan

(“Credited Service”) and his average annual earnings during the highest 60 consecutive months of the last 120 consecutive months of service (“Final Average Annual Compensation”).  Effective February 1, 1994, the accrual of additional benefits under the Retirement Plan was discontinued by providing that a participant’s benefits will be determined on the basis of Credited Service and Final Average Annual Compensation accrued to the earlier of termination of employment or January 31, 1994.  There are no employee contributions under the Retirement Plan.  Under applicable Internal Revenue Code limits, the maximum annual benefit payable under the Retirement Plan as of January 1, 2007 is $180,000, assuming that payments are made on a straight life or qualified joint and survivor basis beginning at age 65, which is the normal retirement date under the plan.

A participant’s annual pension payable as of normal retirement date will be equal to the following (subject to a minimum benefit level and to the freezing of benefits as described above):  1.1% of that portion of the Final Average Annual Compensation, up to the “Social Security Integration Amount” in effect for 1994, plus 1.4% of that portion of the Final Average Annual Compensation in excess of the Social Security Integration Amount, multiplied by the number of years of Credited Service.  As a result of the benefit freeze, the Social Security Integration Amount, which is determined based on a participant’s year of birth, has been frozen at the level that was applicable for each year of birth in 1994.  The Social Security Integration Amount was $24,312 for a participant retiring in 1994 at age 65.  For purposes of determining Final Average Annual Compensation, salary, overtime and sales commissions are included.  Because of the freeze implemented in January 1994, compensation during 1994 or subsequent years will not be used to determine Final Average Annual Compensation for the named executives.  The benefits payable are not subject to any deduction for Social Security or other offset amounts.

The eligibility for early retirement under the Retirement Plan is the attainment of age 55 with at least 5 years of credited service. The benefit payable upon early retirement is an unreduced benefit payable at age 60, or a reduced benefit (4% per year prior to age 60) payable the first of the month following retirement.  Mr. Talcott was eligible for early retirement as of December 31, 2006, but turned 65 in January 2007.

The Supplemental Plan is a non-qualified benefit plan that provides supplemental retirement income to certain management employees in addition to the amounts of retirement income available to them under our other qualified employee benefit plans.  Benefits under the Supplemental Plan are based upon a participant’s years of credited service and final average earnings.

The Supplemental Plan provides for monthly retirement income equal to 2.5% of a participant’s final average earnings multiplied by the number of years of his credited service and fractions thereof, up to a maximum of 25 years. Final average earnings are computed as a monthly average of all compensation paid to the participant during the 60 consecutive month period in which he received (or is credited with) the highest compensation within the ten-year period ending on his retirement date, including incentive bonuses that may have been earned prior to, but for which payment was deferred until after, the participant’s retirement date.  Benefit amounts payable under the Supplemental Plan will be reduced by the amount of other retirement benefits to which a participant may be entitled, including Social Security benefits and retirement income under the Retirement Plan.  The Supplemental Plan also provides for certain death benefits payable to a participant’s spouse, and permits participants to elect to receive the actuarial equivalent of the monthly benefit amount under certain circumstances.

The Supplemental Plan was terminated as of December 31, 1987.  Mr. Talcott is the only named executive who participates in the Supplemental Plan, and his years of credited service and final average earnings have been frozen at 1987 levels.  The eligibility for early retirement under the Supplemental Plan was eliminated.  As such, benefits under the Supplemental Plan may not commence prior to a participant’s 65th birthday.  Mr. Talcott had not yet reached his 65th birthday as of December 31, 2006.

No pension benefits were paid to any of the named executives under either plan during fiscal 2006.  The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2006, based upon the assumptions described in footnote 1.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Edward J. Bramson	N/A	N/A	N/A	N/A

Craig L. McKibben	N/A	N/A	N/A	N/A

Robert L. Atchison	Retirement Plan	18 yrs. 2 mos.	$328,527	N/A

Joel D. Talcott	Retirement Plan	19 yrs. 3 mos.	$389,645	N/A

	Supplemental Plan	13 yrs. 3 mos.	$160,380	N/A

Ramon C.H. Venema	Retirement Plan	14 yrs. 6 mos.	$91,961	N/A

(1)                                 As a result of the benefit freeze effective as of January 31, 1994, the numbers of years of credit service for the named executives are frozen at the amounts shown in this column.  The actual numbers of years of participation in each plan by the named executives are:  Mr. Atchison — 31 years, 1 month; Mr. Talcott — 32 years, 3 months; and Mr. Venema — 27 years, 5 months.

(2)                                 The present value of accumulated benefits was calculated under RP 2000 Mortality setback (1 year for males).  The applicable discount rate was 6.00% as of December 31, 2006.

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

In February 2007, we entered into an employment agreement with our new CEO, D. Gordon Strickland, pursuant to which he will receive annual base salary compensation at the initial rate of $325,000, subject to annual review, and incentive compensation in the form of an annual cash bonus, based upon the attainment of specific goals and objectives.  Payment of his bonus compensation will commence in January 2008 and is targeted at $300,000 for his 2007 performance, half of which amount is guaranteed.  Mr. Strickland will be entitled to salary continuation benefits in the event that we terminate his employment other than for cause.  He will also be eligible to participate in certain employee health and benefit plans, and will be indemnified by us on the same terms as apply to our other directors.  We also granted to Mr. Strickland stock options under our Stock Incentive Plan to purchase 25,000 shares of our Class A Stock on February 16, 2007.  The options are exercisable at $19.63 per share, which was the fair market value on the date of grant; are exercisable as to half of the underlying shares on each of February 16, 2008 and February 16, 2009; and will expire as to all such shares on February 16, 2010.  Mr. Strickland became our CEO and President on February 16, 2007 and, accordingly, is not a named executive for 2006.

Each of Messrs. Atchison, McKibben, Talcott and Venema is a party to an employment security agreement dated January 17, 2007, pursuant to which he is entitled to continuation of his salary and medical and insurance benefits for 12 months following any Change of Control (as defined) of Ampex that occurs before January 17, 2009, if the named executive is terminated, his compensation and benefits are reduced to less than 90% of his then-current compensation and benefits (excluding stock options or benefits under his savings plan), or he is relocated to a work location more than 50 miles from his current work location by Ampex or our successor.

Under these agreements, continuation of the named executive’s salary would be payable at his annual base rate in effect on the date of the Change of Control, plus annual incentive compensation at least equal to his prior year’s bonus compensation.  Payment of these amounts would be offset by any severance or similar amounts otherwise payable to the named executive by the Company or a successor, would cease if he accepted employment with certain competitors of the Company in the U.S. during the 12-month period, and would be subject to the named executive’s continued compliance with all obligations, including confidentiality obligations, owed to Ampex.  Salary continuation payments under the agreements would not result in the accrual of additional service time for pension or other purposes, and would be subject to deferral or reduction as necessary in the Company’s discretion to avoid excise tax under Section 4999 of the Internal Revenue Code and to ensure deductibility under Section 280G of the Internal Revenue Code.

In February and March 2007, we made several changes to the structure of our Board of Directors following the resignation of our former Chairman and CEO, Edward J. Bramson.  See “Proposal No. 1 — Election of Class I Directors — Background.”  These changes did not trigger a Change of Control under the employment security agreements described above. However, on the date of the 2007 Annual Meeting, following Mr. Stoltzfus’ retirement as a director and assuming the election of Messrs. Goldstein and Strickland as Class I directors, the persons who on January 17, 2007 constituted our Board of Directors will cease to constitute a majority of our directors, which will trigger a Change of Control under the agreements.  Under the terms of  the employment security agreements, no named executive would be entitled to continuation of his salary and benefits unless he has been terminated, relocated or had his compensation and benefits reduced as described in the agreements as a result of the Change of Control.

Assuming that a Change of Control had occurred on December 29, 2006, the last business day of Ampex’s last fiscal year, the named executives would be entitled to salary continuation at least equal to the amounts set forth below, based on compensation paid to them during fiscal 2006 as described above in the “Summary Compensation Table,” as well as continued medical and insurance benefits, until December 29, 2007.

Named Executive	Salary	Incentive Compensation
Robert L. Atchison	$190,008	$500,000

Craig L. McKibben	$200,004	$150,000

Joel D. Talcott	$185,004	$148,615

Ramon C. H. Venema	$150,000	$85,000

In addition to the foregoing agreements, we have entered into incentive agreements with three of our named executives, Messrs. McKibben, Atchison and Talcott.  These agreements are described above under “Compensation Discussion and Analysis — Components of Executive Compensation — Incentive Bonus Awards.”

On February 16, 2007, we entered into a separation agreement with Mr. Bramson.  Under the terms of the agreement, Mr. Bramson agreed to provide part-time consulting services to us through March 31, 2008, and agreed not to compete with us during the consulting period and for one year thereafter.  Mr. Bramson will not receive any severance or salary continuation payments, but will be entitled to continuation of his health and other insurance benefits for specified periods and to payment for unused vacation accrued prior to his resignation.  In order to facilitate his consulting services, he will be entitled to reimbursement of related business expenses, and use of his current office space and a secretary in New York during the consulting period.  The Company and Mr. Bramson also entered into mutual releases, and we agreed to maintain in effect the registration statements covering the sale of Mr. Bramson’s shares of Class A Stock.

DIRECTOR COMPENSATION FOR FISCAL 2006

We believe that the compensation of our non-employee directors must be sufficient to attract and retain highly-qualified non-employee directors.  We also recognize that over the past few years there has been an increase in board responsibilities and potential liability.  Our director compensation program was designed with these considerations in mind.

The components of our non-employee director compensation include a retainer fee for service on the Board and Board committees, stock option awards under our Stock Incentive Plan and stock bonus awards under our Stock Bonus Plan.  In addition, members of our Audit Committee receive an incremental fee for service on that committee each year.  Finally, non-employee directors are also entitled to reimbursement of their related out-of-pocket expenses.  Directors who are officers or employees of Ampex receive no additional compensation for serving on our Board or any Board committee.

Our Nominating and Corporate Governance Committee periodically compares the compensation of our non-employee directors to the compensation paid to other outside directors of companies of our similar size, based on revenues, as summarized in reports issued by our compensation consultants, AON/Radford Surveys & Consulting.  Based on these comparisons, the Committee periodically makes recommendations to the Board with respect to the compensation of non-employee directors, and the Board determines the amount and form of compensation paid to our non-employee directors each year.  Awards to non-employee directors under the Stock Incentive Plan and the Stock Bonus Plan are made by the full Board, without the participation of the non-employee director.

For 2006, we paid each non-employee director a retainer of $25,000 for service on the Board and Board committees, and an incremental fee of $5,000 for service on the Audit Committee.  The Board did not grant any awards under the Stock Incentive Plan during fiscal 2006.  On June 14, 2006, the Stock Bonus Plan Committee awarded each non-employee director 1,000 shares of restricted stock under the Stock Bonus Plan.  These shares had a fair market value of $11.41 per share on the grant date of the award, and will vest in full on the date of the 2007 Annual Meeting.

The following table summarizes the compensation earned by or paid to our non-employee directors for their Board service during fiscal 2006.  Messrs. Bramson and McKibben, who were directors and executive officers during fiscal 2006, received no additional compensation for their Board service, and thus are not included in the table.  In addition, Messrs. Briançon, Goldstein and Strickland, who joined the Board in 2007, did not receive any fees for 2006 and are therefore not included in the table.

The amounts shown in the table below under the columns “Stock Awards” and “Option Awards” reflect the dollar amounts recognized for fiscal 2006 financial statement reporting purposes for stock bonus awards granted in 2006 and all outstanding stock options granted in prior years, respectively, in accordance with FAS 123R.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that has been or will be recognized by the non-employee dir        ectors for these awards.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Douglas T. McClure, Jr.(3)	$30,000	$6,246.58	$9,145.86	$0	$0	$0	$45,392.44

Peter Slusser(3)	$30,000	$6,246.58	$9,145.86	$0	$0	$0	$45,392.44

William A. Stoltzfus, Jr.(3)	$30,000	$6,246.58	$9,145.86	$0	$0	$0	$45,392.44

(1)                                 On June 14, 2006, we issued 1,000 shares of restricted stock to each of our non-employee directors under our Stock Bonus Plan.  Each award had a grant date fair value of $11.41.

(2)                                 No stock options were granted to our non-employee directors during fiscal 2006.

(3)                                 As of December 31, 2006, each of Messrs. McClure, Slusser and Stoltzfus held a total of 1,000 restricted shares granted under our Stock Bonus Plan, and options to purchase a total of 1,000 shares granted under our Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Approval of Related Person Transactions

On January 4, 2007, Ampex adopted the written “Policy and Procedures with respect to Related Person Transactions,” which specifies the polices and procedures for the review, approval and ratification of certain transactions with Ampex in which any of our executive officers, directors, director nominees, 5% stockholders or their respective family members or affiliates (the “related persons”) has a direct or indirect material interest.  Under this Policy, and as required by Nasdaq rules, the Audit Committee of our Board of Directors must approve or ratify any transaction, arrangement or relationship in which Ampex was, is, or will be a participant and the amount involved exceeds $60,000 and in which any Related Person had, has or will have a direct material interest.

Under the Policy, the Audit Committee may approve only those transaction with related persons that the Committee determines are in the best interests of Ampex and our stockholders, and are on fair and reasonable terms at least as favorable to Ampex as those that would be obtainable for a comparable arms’ length transaction negotiated in good faith with an unrelated third party.   In making its determination, the Audit Committee considers all relevant facts and circumstances, including the benefits to Ampex, the nature of the related person’s interest, the impact on any director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and whether they are consistent with existing Company agreements, and the terms available to unrelated third parties or employees generally.  No member of the Audit Committee may participate in the review or approval of any transaction with respect to which he or any of his immediate family members is the related person.

Transactions with Related Persons

In 1996, we sold 20,000 shares (as adjusted) of our Class A Stock to Second Jeffson Corporation (“SJC”) at the then current fair market value.  SJC is an affiliated corporation controlled by our former Chairman and CEO, Edward J. Bramson, in which Craig L. McKibben is a Vice President. We did so in recognition of Mr. Bramson’s services to the Company and in lieu of paying cash incentive compensation or granting additional stock options to him.  (During the period from 1992 to 1996, Mr. Bramson had been awarded options under our Stock Incentive Plan to purchase a net total of 2,125 shares.)  SJC paid the purchase price for the shares partly in cash and partly by issuing a promissory note.  The note was secured by a pledge of the 20,000 shares that were purchased.  For several years, the market value of the pledged shares was substantially less than the principal amount of the note.  In 2002, SJC advised us that there could be no assurance that it would be able to obtain additional funds from Mr. Bramson or others to make future payments of interest or principal on the notes.  In 2002, we offset the “Notes receivable from stockholders” against “Other additional capital” in our consolidated balance sheets, effectively negating the original transaction for accounting purposes.  In August 2006, SJC and Ampex agreed that we should foreclose on the note and the pledged shares.

Accordingly, on August 7, 2006, we foreclosed on the note, which had an outstanding principal amount of  $1,848,000 at all times during 2006 prior to the date of foreclosure, and caused the 20,000 pledged shares, which had a market value of $248,000 on the date of foreclosure, to be transferred to Ampex.  The note was a 5.74% non-recourse note due October 2008.  However, under the terms of the note $54,636 of interest was forgiven during 2006 prior to the foreclosure date in consideration of Mr. Bramson’s continued service as an officer and director of Ampex during that period.  The foreclosure did not affect the Company’s net assets or results of operations, exclusive of tax benefits that may be realized in future years.   The Company has cancelled the 20,000 shares received from SJC.  Interest and principal totaling $697,840 paid by SJC on the note in prior years was retained by Ampex.

In past years, we have evaluated new investment and income-generating opportunities, subject to restrictions imposed under our debt agreements.  During 2006, 2005 and 2004, we paid $0.3 million, $1.0 million and $0.6 million, respectively, of business development expenses to Hanover Investors Limited (“Hanover UK”), a British investment advisory company, for their investment advisory services, which included research on potential investment opportunities in the United Kingdom.  These business development costs consisted primarily of consulting fees and office rent, and we discontinued these payments effective as of April 1, 2006.  Ampex was not an investor in Hanover UK, and neither Mr. Bramson nor Mr. McKibben was an officer, director or stockholder of Hanover UK.

In 2005, Elementis Group plc (“Elementis”), a publicly traded UK specialty chemicals company, was identified as a turnaround investment opportunity, and Hanover Investors Partners-V, LLC (“Hanover V”) was formed to invest in Elementis.  Hanover V purchased approximately 15% of the outstanding voting shares of Elementis.  Ampex was not an investor in Hanover V or Elementis.  The sole managing member of Hanover V is HIP-IV Incorporated (“HIP-IV”), an entity in which each of Messrs. Bramson and McKibben is an officer and 30% stockholder; Mr. Bramson is also a director of HIP-IV.  As managing member of Hanover V, HIP-IV was entitled to receive approximately 60% of any incentive fees payable by Hanover V, but HIP-IV assigned those fees to us in March 2005.  As an incentive for Mr. Bramson to maximize HIP-IV’s investment performance, and therefore the amount of incentive fees payable to us, the Compensation Committee of our Board of Directors determined in June 2005 that HIP-IV should retain one-third of the incentive fees it had previously assigned to us (i.e., approximately 20% of any fees payable by Hanover V).

In 2006, Hanover V sold all of its 15% stake in Elementis for the equivalent of approximately $94.4 million.  Based upon the amount of Hanover V’s net gain from this sale, we received approximately $4.7 million of incentive fees (including reimbursement of the $1.5 million of business development expenses we paid to Hanover UK from 2004 to 2006).  HIP-IV received approximately $1.6 million of incentive fees, which represents 20%, compared to our 40%, of all incentive fees payable by Hanover V, after such reimbursement.  The incentive fees retained by HIP-IV directly benefited Messrs. Bramson and McKibben, because of their interests in HIP-IV, described above.

The foregoing transactions did not require review or approval under our Policy and Procedures with respect to Related Person Transactions, as that Policy had not yet been adopted when the transactions were originally approved.  However, the foregoing transactions were originally approved by our Board of Directors, which followed procedures substantially similar to those set forth in the Policy.

In November 2006, we entered into an office sharing agreement with Sherborne Investors Management LP (“Sherborne LP”) permitting Sherborne LP and certain of its affiliates to use and occupy a portion of our New York office space, in exchange for Sherborne LP’s payment to us of $21,000 per month and reimbursement of certain salary expenses.  Sherborne LP is controlled by Sherborne Investors Management GP, LLC, an entity in which Mr. Bramson is the managing member and Mr. McKibben is a member.  Under the agreement, Sherborne LP will pay these amounts to us from December 2006 until it discontinues its use and occupancy of the premises or, if earlier, the lease termination in April 2008.  If we renew the lease, Sherborne LP and its affiliates are entitled to continue their shared occupancy of the premises with us, subject to adjustment of the reimbursement amounts to reflect any rent increase or change in the portion of the premises occupied by Sherborne LP and its affiliates.  If we elect not to renew the lease, Sherborne LP is entitled to negotiate with the landlord for renewal of the lease.  During 2006, Sherborne LP paid us a total of $21,000 under this agreement, and we expect to receive additional payments during 2007 and 2008, prior to expiration of the lease, of $252,000 and $84,000, respectively, from Sherborne LP.  The Audit Committee approved this transaction in accordance with our Policy and Procedures with respect to Related Person Transactions.

We are currently considering entering into a proposed transaction with M-CAM, Inc. (“M-CAM”), an intellectual property rights and financial services firm in which one of our directors, Ned S. Goldstein, is currently the president, a director and a holder of approximately 7.5% of its shares, on a fully-diluted basis.    Although the terms of the proposed transaction have not yet been determined, it is likely that they would provide for payments by us to M-CAM for its services in connection with increasing the value of our intellectual property portfolio, among other things.  According to a Schedule 13D filed on November 13, 2006 by ValueVest High Concentration Master Fund, Ltd. (“ValueVest”), ValueVest has already entered into an agreement with M-CAM (a copy of which was attached to the Schedule 13D) pursuant to which ValueVest, which held approximately 13.6% of our outstanding Class A Stock on the Record Date, has agreed to pay M-CAM certain fees for increasing the value of our Class A Stock or causing us to enter into an agreement with M-CAM.  ValueVest also recommended Mr. Goldstein for election to our Board.  We have not yet decided whether or on what terms to enter into any such proposed agreement.  However, it is possible that if we do enter into such an agreement, the amounts that would be payable to M-CAM could exceed $120,000, and Mr. Goldstein would have a material interest in the transaction by virtue of his positions as a stockholder, president and director of M-CAM.  The Audit Committee has not yet reviewed or approved this proposed transaction.  Once all of the relevant terms, facts and circumstances have been identified to the Committee, it will complete its review of the transaction in accordance with our Policy and Procedures with respect to Related Persons, and our Board will reevaluate Mr. Goldstein’s independence as discussed above under “Proposal No. 1—Election of Class I Directors—Director Independence.”

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

We anticipate that our 2008 Annual Meeting of Stockholders will be held on or about May 16, 2008.  Under SEC regulations, we must receive stockholder proposals submitted for inclusion in our proxy statement and proxy relating to the 2008 Annual Meeting by December 15, 2007.

Under our By-Laws, stockholder proposals submitted after December 15, 2007 may still be considered at our 2008 Annual Meeting, even though not included in our proxy statement, if we receive them at least 70 days, but not more than 90 days, before May 18, 2008, which will be the first anniversary of our 2007 Annual Meeting.  However, if the date of our 2008 Annual Meeting is advanced by more than 20 days or delayed by more than 70 days from May 18, 2008, then we must receive all stockholder proposals to be considered at our 2008 Annual Meeting at least 90 days before the 2008 Annual Meeting, and not later than the close of business on the later of:  (i) the 70th day before the 2008 Annual Meeting; or (ii) the 10th day after we publicly announce the date of the 2008 Annual Meeting.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying Notice of Meeting.  As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

“HOUSEHOLDING” OF DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries, such as banks, brokers and nominees, to deliver only one annual report and proxy statement to eligible stockholders who share a single address, unless they receive instructions to the contrary from any stockholder at that address.  This practice, known as “householding,” is designed for stockholder convenience and to reduce printing and postage costs.  If you are a beneficial owner of our Class A Stock, you may have received notice from your bank, broker or other nominee that they will be householding materials to your address.  In that case, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or if you are receiving multiple copies of an annual report and proxy statement and wish to receive only one of each, please notify your bank, broker or nominee.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 filed with the SEC, including the financial statements and the schedules thereto.  We do not undertake to furnish without charge copies of all exhibits to our Form 10-K, but will furnish any exhibit upon the payment of a charge equal to our costs of copying and mailing any such exhibits.  Such written requests should be directed to Ms. Karen Dexter, Director of Investor Relations, Ampex Corporation, 1228 Douglas Avenue, Redwood City, California 94063.  Each such request must set forth a good faith representation that, as of the close of business on March 21, 2007, the person making the request was a beneficial owner of securities entitled to vote at the Meeting.

By Order of the Board of Directors

/s/ D. GORDON STRICKLAND
D. Gordon Strickland
Chief Executive Officer and President

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY CARD

PLEASE DATE, SIGN AND MAIL YOUR

PROXY CARD BACK AS SOON AS POSSIBLE

ANNUAL MEETING OF STOCKHOLDERS

AMPEX CORPORATION

May 18, 2007

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

PLEASE MARK YOUR VOTES

☒           AS IN THIS EXAMPLE

FOR the nominee	WITHHOLD Authority to vote for
listed at right	the nominee at right

1.	ELECTION OF	☐	☐	NOMINEE: D. Gordon Strickland
CLASS I
	DIRECTORS	☐	☐	NOMINEE: Ned S. Goldstein

2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2007 FISCAL YEAR			FOR ☐	AGAINST ☐	ABSTAIN ☐

I PLAN TO ATTEND MEETING ☐

The undersigned acknowledges receipt of (a) the Notice of 2007Annual Meeting of Stockholders, (b) the

accompanying proxy statement, and (c) the Company’s 2006 Annual Report.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED

STATES.

SIGNATURE DATE , 2007	SIGNATURE DATE , 2007
Signature if held jointly

PROXY INSTRUCTIONS:

1.	Please sign exactly as the name or names appear on your stock certificate (as indicated hereon).
2.	If the shares are issued in the name of two or more persons, all of them must sign the proxy.
3.	A proxy executed by a corporation must be signed in its name by an authorized officer.
4.	Executors, administrators, trustees and partners should indicate their capacity when signing.

AMPEX CORPORATION

CLASS A COMMON STOCK PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 2007

The undersigned hereby appoints D. Gordon Strickland and Craig L. McKibben, or either of them, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of AMPEX CORPORATION to be held at the Westin St. Francis Hotel, located at 335 Powell Street, San Francisco, California 94102 on May 18, 2007 at 10:00 a.m., and any adjournments thereof, and to vote the number of shares of the CLASS A COMMON STOCK OF AMPEX CORPORATION that the undersigned would be entitled to vote if personally present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMPEX CORPORATION.  THIS PROXY WILL BE VOTED AS DIRECTED.  IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION NAMED ON THE REVERSE, AND FOR PROPOSAL 2.

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE